Exhibit 10.11

AMENDMENT TO SERVICE AGREEMENT

AMENDMENT TO SERVICE AGREEMENT (“Amendment”) dated as of March 27, 2015 between Talbot Underwriting Services Ltd. (the “Company”), and Charles Neville Rupert Atkin (the “Executive”).

WHEREAS, the Company and the Executive are parties to a Service Agreement dated as of July 17, 2007 (the “Agreement”);

WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.	Clause 1 of the Agreement is amended to include the following definitions:

““Change in Control” has the meaning set forth in the Amended and Restated Validus Holdings, Ltd. 2005 Long Term Incentive Plan as in effect on March 27, 2015.”

““Good Reason” means, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure as set forth below, (a) a material breach of this Agreement by the Company; (b) a material reduction in the Executive’s base salary, pension or other benefits; or (c) a material and adverse change by the Company in the Executive’s duties and responsibilities as in effect prior to the date of the Change in Control, other than due to the Executive’s failure to adequately perform such duties and responsibilities as determined by the Board in good faith; provided, however, that, it shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period; provided further, however, that the Executive’s written notice of termination for Good Reason must be given not later than one hundred fifty (150) days following the initial existence of the condition giving rise to Good Reason.”

2	The Agreement is amended by adding the following new Clause 2.5 to the Agreement:

“Notwithstanding anything set forth in this Agreement, if the Executive’s employment shall be terminated by the Company (other than in accordance with Clause 18 below) or by the Executive for Good Reason, in each case within twenty-four (24) months following a Change in Control, the Executive’s employment shall terminate with immediate effect and the Executive shall: (a) receive a lump sum payment on the Termination Date equal to two (2) times the sum of (A) the base salary provided pursuant to Clause 6 below plus (B) a bonus pursuant to Clause 6.3 below equal to 150% of the base salary; (b) receive the benefits set forth in Clauses 8, 9.1, 9.2 and 9.3 below through the twenty-four (24) month anniversary of the Executive’s termination of employment; and (c) receive reimbursement for any expenses incurred by the Executive pursuant to Clause 10 below prior to the

Termination Date. The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder.”

3	Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

4
This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
TALBOT UNDERWRITING SERVICES LTD.
By:    /s/ Dominic Scarlett
Printed Name: Dominic Scarlett
Title: Head of Human Resources

By:    /s/ Rupert Atkin
Printed Name: Charles Neville Rupert Atkin